Exhibit 99.1
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[LOGO]    COAST                        [LOGO] THE CEREGHINO GROUP
FINANCIAL HOLDINGS, INC.

                                       CORPORATE INVESTOR RELATIONS
Contact:                               5333 - 15TH  Avenue South, Suite 1500
Brian P. Peters, Executive Vice        Seattle, WA 98108
  President and CFO                    206.762.0993 or 503.234.6361
941-345-1419                           www.stockvalues.com
bpeters@coastbankflorida.com           -------------------
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             COAST FINANCIAL COMPLETES LOAN PORTFOLIO REVIEW,
             ------------------------------------------------
            TIGHTENS LENDING STANDARDS AND INCREASES PROVISION
            --------------------------------------------------

Bradenton, Florida - December 31, 2003 - Coast Financial Holdings, Inc. (Nasdaq: CFHIE), parent company of Coast Bank of Florida, announced that after an internal review of its loan portfolio and instituting newly tightened lending standards, it will increase the fourth quarter loan loss provision to $2.3 million. Also, Coast Financial has executed cost-savings measures that include the elimination of six non-essential positions.

"In December we brought on board a new senior lender, Tyrone L. Shinn.
With more than twenty years of experience in commercial lending, most recently with Northern Trust Bank of Florida as Vice President Lending, Tyrone brings considerable expertise in our primary lending markets," said Brian P. Peters, President and COO of Coast Bank and Executive Vice President and CFO of Coast Financial Holdings. "He recently completed a review of our loans, and together with our lending staff and special assets manager, has created tighter standards for loans, so that we can maintain our traditionally quality portfolio."

The loan review included all commercial loans greater than $100,000 that are not secured by real estate. As a result of the loan portfolio review, a number of loans were kept on the watch list and the reserve allocation was increased based on recent factors affecting the applicable credits. In addition, some loans not on the watch list were downgraded and their respective reserve allocation increased by an applicable amount.

In addition to the tighter loan quality standards, two different borrowers defaulted in late November on loans totaling approximately $780,000. The first borrower, a used car dealership, defaulted on a $560,000 commercial business loan issued as working capital and a floor plan loan with a remaining balance of approximately $100,000. This loan relationship was on the watch list but was current through October 31, 2003. The second borrower, with total borrowings of approximately $120,000, had never been on the watch list and was not delinquent at the time of the default. No recovery is expected with the first relationship and only minimal recovery on the second relationship.

"Because of the inherent risk of these types of loans, we have discontinued all floor plan lending to auto dealers, as well as indirect consumer auto loans," said Peters. "We also expect, commencing in 2004, to achieve approximately $500,000 in annual savings through the elimination of six non-essential positions from those discontinued lending programs as well as other positions.

"We believe that we have identified all loans that currently do not meet our tighter quality standards, and have made the appropriate reserves for these loans. The remaining portfolio consists primarily of quality loans, well secured by real estate and other collateral. As a result of today's actions, our loan loss reserve is approximately $3.1 million, which is equal to about 1.43% of net loans. Also, we have filed our 10-QSB for the third quarter of the year and anticipate our stock ticker will soon revert to its original four letter symbol "CFHI"," concluded Peters.

For the third quarter ended September 30, 2003, net loss was $150,000, or $0.11 per diluted share, compared to net income of $145,000, or $0.11 per diluted share, in the same quarter of 2002. Revenues were $3.6 million for the quarter compared to $3.0 million in the same quarter a year earlier. Assets grew 28% to $224.7 million, deposits increased 26% to $184.4 million and loans grew 42% to $164.6 million from December 31, 2002.

Coast Financial Holdings, Inc. through its banking subsidiary, Coast Bank of Florida, operates five full-service banking locations in Manatee County, Florida. Coast Bank of Florida is a general commercial bank that provides full-service

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CFHI
December 31, 2003
Page 2 of 2

                                  (more)

banking operations to its customers from its headquarters location and from branch offices in northwest Bradenton and on Longboat Key. Through its wholly owned subsidiary, Coast Financial Partners, Inc., Coast also provides asset and investment management services and insurance products to its customers.



This press release contains certain forward-looking statements, including but not limited to statements relating to expected results of operations, future performance and future business operations. Such forward-looking statements reflect management's current expectations, beliefs, estimates and projections regarding the Company, its industry and future events, and are based upon certain assumptions made by management. These forward-looking statements are not guarantees of future performance and necessarily are subject to risks, uncertainties and other factors (many of which are outside the control of the Company) that could cause actual results to differ materially from those anticipated. These risks, uncertainties and other factors include, among others: changes in general economic or business conditions, either nationally or in the State of Florida, changes in the interest rate environment, the Company's ability to collect on delinquent loans and changes in the regulatory environment. Any forward-looking statement speaks only to the date on which the statement is made, and the Company disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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